Exhibit 4.4

Execution Version

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS WARRANT ARE SUBJECT TO THE TERMS AND CONDITIONS OF, AND MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH, THE TERMS OF THIS WARRANT.

LIGHTING SCIENCE GROUP CORPORATION

WARRANT TO PURCHASE COMMON STOCK

Warrant No.: J-1	Number of Shares: 15,900,000
Issuance Date: January 3, 2014

THIS CERTIFIES THAT, for value received, LSGC Holdings II LLC, a Delaware limited liability company (the “Holder”) is entitled to purchase from Lighting Science Group Corporation, a Delaware corporation (the “Company”), at any time and from time to time during the applicable Warrant Exercise Period (defined below) at the Exercise Price (defined below) up to fifteen million and nine hundred thousand (15,900,000) fully paid nonassessable shares of Common Stock (defined below) (the “Warrant Shares”), all subject to adjustment and upon the terms and conditions provided herein. This Warrant is being issued to the Holder in connection with the Preferred Stock Subscription Agreement (the “Agreement”), dated January 3, 2014, by and between the Holder and the Company.

Section 1. Definitions.

The following terms as used in this Warrant have the following meanings:

(a) “Acquiring Entity” has the meaning attributed to it in Section 8(a).

(b) “Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(c) “Agreement” has the meaning attributed to it in the preamble of this Warrant.

(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to close.

(e) “Change of Control” means (i) the sale, conveyance or disposition of all or substantially all of the assets of the Company (other than pursuant to a joint venture arrangement or other transaction in which the Company, directly or indirectly, receives at least fifty percent (50%) of the voting equity in another entity or a general partnership); (ii) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (other than (A) as a direct result of normal, uncoordinated trading activities in the Common Stock generally or (B) solely as a result of the disposition by a stockholder of the Company to an Affiliate of such stockholder); (iii) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (iv) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Company (other than the acquisition by a Person or “group” that is an Affiliate of or Affiliated with a Person or “group” that immediately prior to such acquisition, beneficially owned fifty percent (50%) or more of the voting equity of the Company); (v) the replacement of a majority of the Company’s Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement; or (vi) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations of the Securities and Exchange Commission issued thereunder).

(f) “Charter Amendment Effective Date” means the effective date of filing with the Secretary of State of the State of Delaware of the contemplated amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company to such number as shall be sufficient to permit the reservation in full of shares of Common Stock underlying all of the Company’s then outstanding Derivative Securities.

(g) “Common Stock” means (i) the Company’s common stock, $0.001 par value per share, and (ii) any capital stock into which the Common Stock is changed or any capital stock resulting from a reclassification of the Common Stock.

(h) “Delivery Date” has the meaning attributed to it in Section 2(b).

(i) “Derivative Security” means any right, option, warrant or other security convertible into or exercisable for Common Stock.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Exercise Date” has the meaning attributed to it in Section 2(b).

(l) “Exercise Documents” has the meaning attributed to it in Section 2(b).

(m) “Exercise Notice” has the meaning attributed to it in Section 2(a)(i).

(n) “Exercise Price” is equal to $0.001, subject to adjustment as set forth in this Warrant.

(o) “Fair Market Value” means the average VWAP of the Common Stock for the thirty (30) days preceding the applicable date of determination.

(p) “Issuance Date” means January 3, 2014.

(q) “Lock-up Period” has the meaning attributed to it in Section 15.

(r) “Payment” has the meaning attributed to it in Section 2(a)(ii).

(s) “Permitted Transfer” means any transfer by the Holder of all or any portion of this Warrant: (i) to any Affiliate or direct or indirect equityholder of Holder or any of its Affiliates, (ii) in any transaction in which all or substantially all of the equity interests of the Company are transferred pursuant to any reorganization, merger, consolidation or sale of the Company, (iii) with the prior written consent of the Company, and (iv) pursuant to a pro rata in-kind distribution or dividend to the equityholders of the Holder (and any intermediary transfers amongst Affiliates of the Holder as part of giving effect thereto).

(t) “Person” means a natural person or entity, or a government or any division, department or agency thereof.

(u) “Qualified Public Offering” means a firmly committed underwritten public offering of the Common Stock on The NASDAQ Stock Market or the New York Stock Exchange pursuant to an effective registration statement filed under the Securities Act, where (a) the gross proceeds received by the Company and any selling stockholders in the offering are no less than $100 million and (b) the market capitalization of the Company immediately after consummation of the offering is no less than $500 million.

(v) “Registration Rights Agreement” has the meaning attributed to it in Section 9.

(w) “Securities Act” means the Securities Act of 1933, as amended.

(x) “Trading Day” means a day on which the Common Stock is traded on a Trading Market.

(y) “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex Equities, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

(z) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the Common Stock is not then quoted for trading on a Trading

Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(aa) “Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement thereof.

(bb) “Warrant Exercise Period” means the period beginning at 12:01 a.m. Eastern Time on the earlier of: (i) the Charter Amendment Effective Date or (ii) the date immediately preceding any Change of Control and ending at 11:59 p.m. Eastern Time on the earlier of: (x) January 3, 2019, (y) the date on which the Company consummates a Qualified Public Offering or (z) the date of any Change of Control.

(cc) “Warrant Shares” has the meaning attributed to it in the preamble of this Warrant.

Section 2. Exercise of Warrant.

(a) This Warrant may be exercised, to the extent permitted by applicable laws and regulations, for Warrant Shares, in whole or in part, by the Holder registered on the books of the Company at any time during the Warrant Exercise Period. Any exercise of this Warrant shall be effected by:

(i) delivery of a written notice, in the form attached as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant with respect to the Warrant Shares, specifying the number of Warrant Shares to be purchased;

(ii) payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Shares being purchased, (A) in cash or by wire transfer of immediately available funds or (B) by means of a cashless exercise pursuant to Section 2(d) (the foregoing methods of payment set forth in (A) and (B), including any combination of such methods, referred to herein as the “Payment”); and

(iii) the surrender at the principal office of the Company or to a nationally recognized courier for overnight delivery to the Company, simultaneously with or as soon as practicable following the delivery of the Exercise Notice and the Payment, of this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction, in such form and substance as is reasonably satisfactory to the Company).

(b) The Company shall, not later than the fifth Business Day (the “Delivery Date”) following receipt of an Exercise Notice, the Payment and this Warrant or the above-referenced indemnification in lieu of delivery of this Warrant (collectively, the “Exercise Documents”), arrange for its transfer agent, on or before the Delivery Date, to issue and surrender to a nationally recognized courier for overnight delivery to the address specified in the Exercise Notice, a certificate, registered in the name of the Holder or its permitted designee, for the number of shares of Common Stock to which the Holder is entitled. On the date of delivery of the Exercise Notice and the Payment (the “Exercise Date”), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised on the Delivery Date, irrespective of the date of delivery of the certificates evidencing such Warrant Shares.

(c) Unless the rights represented by this Warrant have expired or been fully exercised, the Company shall, as soon as practicable and in no event later than five Business Days after receipt of the Exercise Documents and at its own expense, issue a new Warrant identical in all respects to this Warrant, except it shall represent the right to purchase the number of Warrant Shares purchasable immediately prior to exercise, less the number purchased.

(d) In lieu of or in addition to exercising this Warrant and making the Payment in cash or by wire transfer pursuant to Section 2(a)(ii)(A), the Holder may elect to make the Payment by means of receiving shares of Common Stock equal to the value of this Warrant (or portion thereof being exercised) by delivery and surrender of the Warrant together with the Exercise Notice in accordance with the terms hereof, duly completed to indicate a net issuance exercise and executed by the Holder, in which event, the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

where:

X	equals the number of shares of Common Stock to be issued as Warrant Shares to the Holder;

Y	means, as of any date, the number of Warrant Shares purchasable (or portion thereof) under this Warrant that are being exercised at the applicable date of determination;

A	means, the Fair Market Value per share of Common Stock on the Trading Day immediately preceding the Exercise Date; and

B	the Exercise Price in effect as of the Trading Day immediately preceding the Exercise Date.

(e) No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any exercise of this Warrant. In lieu of any fractional share of Common Stock to which the Holder would otherwise be entitled, the Company shall issue a number of shares of Common Stock to the Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be payable to any Holder upon exercise of this Warrant

(f) In no event shall the Holder be permitted to pay a fraction of a penny upon exercise of this Warrant and this Warrant shall therefore only be exercisable for a minimum of ten (10) Warrant Shares and in increments of at least ten (10) Warrant Shares.

Section 3. Representations, Warranties, Covenants and Agreements. The Company hereby represents, warrants, covenants and agrees, as applicable, as follows:

(a) This Warrant is, and any Warrants issued in substitution for or in replacement of this Warrant upon issuance will be, duly authorized, executed and delivered.

(b) All shares of Common Stock issuable upon exercise of this Warrant will be duly authorized and when issued upon such exercise will be validly issued, fully paid and nonassessable and free from all taxes, liens (which term does not include any restrictions imposed by applicable securities laws) and charges with respect to the issue thereof.

(c) During the Warrant Exercise Period, the Company will have authorized and reserved at least the number of shares of Common Stock needed to provide for the exercise in full of the rights then represented by this Warrant.

(d) This Warrant and any Warrants in substitution for or in replacement of this Warrant and the Warrant Shares hereunder and thereunder are not and will not be subject to assessment and have not been and will not be issued in violation of any preemptive rights.

Section 4. Warrant Holder Not Deemed a Stockholder. Except as specifically provided in Section 2(b), nothing contained in this Warrant shall be construed to (a) grant the Holder any rights to vote or receive dividends or be deemed the holder of shares of Common Stock of the Company for any purpose, (b) confer upon the Holder any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, or (c) impose any liabilities on the Holder to purchase any securities or as a stockholder of the Company, whether asserted by the Company or creditors of the Company, prior to the issuance of the Warrant Shares.

Section 5. Representations of Holder. The Holder, by the acceptance hereof, represents that it is acquiring this Warrant and, upon exercise, the Warrant Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Warrant Shares are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale. If the Holder cannot make such representations because they would be factually incorrect, it shall be a condition to the Holder’s exercise of this Warrant that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any federal or state securities laws. The Company shall not be penalized or disadvantaged by the Holder’s inability to exercise this Warrant due to its inability to make the required representations in connection with the exercise of this Warrant.

Section 6. Ownership and Transfer.

(a) Subject to this Section 6, this Warrant may only be transferred or assigned by the Holder to a transferee in a Permitted Transfer. Upon surrender of this Warrant to the Company at its principal office or at the office of its transfer agent, if any, with the Assignment Form annexed hereto as Exhibit B duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the transferee evidencing the portion of the Warrant certificate so transferred and a new Warrant certificate evidencing the remaining portion of the Warrant certificate not so transferred, if any, shall be issued to the transferring Holder. The delivery of the new Warrant certificate by the Company to the transferee thereof shall be deemed to constitute acceptance by such transferee of all of the rights and obligations of a holder of a Warrant certificate. Subject to the terms of this Section 6, this Warrant may be divided or combined with other warrants which carry the same rights upon presentation hereof at the principal office of the Company together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Warrant Holder hereof.

(b) All transfers of this Warrant, or any shares of Common Stock issued upon exercise of this Warrant, must also be made in accordance with the Securities Act, and applicable state securities laws. Any attempted transfer of this Warrant, or any shares of Common Stock issued upon exercise of this Warrant, in violation of this Section 6 shall be null and void ab initio.

(c) The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the Person in whose name this Warrant has been issued, as well as the name and address of each transferee who has acquired this Warrant in accordance with applicable law and the terms of this Warrant. The Company may treat the Person in whose name this Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

Section 7. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Stock Splits. If the Company subdivides (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to the subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased; provided; however, that in no event shall the Exercise Price be reduced below the par value per share of the shares of Common Stock issuable upon exercise of the Warrant. If the Company combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to the combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Stock Dividends. If the Company declares a dividend or any other distribution upon the Common Stock that is payable in shares of Common Stock or Derivative Securities, the number of Warrant Shares will be proportionately increased and the Exercise Price in effect immediately prior to the declaration of the dividend or distribution will be reduced to the quotient obtained by dividing (i) the number of shares of Common Stock outstanding immediately prior to the declaration multiplied by the then effective Exercise Price by (ii) the total number of shares of Common Stock outstanding immediately after the declaration; provided; however, that in no event shall the Exercise Price be reduced below the par value per share of the shares of Common Stock issuable upon exercise of the Warrant.

Section 8. Covenant to Exchange. Upon the delivery of written notice to the Holder by the Company, Holder shall exchange this Warrant for a certificate (a “Warrant Certificate”) evidencing its right to purchase the Warrant Shares. The Warrant Certificate shall be subject to the terms of an agreement (the “Warrant Agreement”) administered by the Company or American Stock Transfer & Trust Company, LLC, as warrant agent, which Warrant Agreement shall contain terms equivalent in all material respect to the terms set forth in this Warrant.

Section 9. Registration Rights Agreement. The Company and the Holder are parties to that certain Amended and Restated Registration Rights Agreement, dated as of January 23, 2009 (the “Registration Rights Agreement”), and the Company hereby acknowledges and affirms that the Holder shall have all rights set forth in the Registration Rights Agreement.

Section 10. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking reasonably satisfactory to the Company (or, in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

Section 11. Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by fax or email transmittal (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses, fax numbers and email addresses for communications shall be:

If to the Company:

Lighting Science Group Corporation

Attention: Zvi Raskin, General Counsel

1227 South Patrick Drive

Building 2A

Satellite Beach, FL 32937

Tel: (321) 610-9492

Fax: (321) 779-5521

zvi.raskin@lsgc.com

With a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Tel: (214) 651-5645

Fax: (214) 200-0577

Attention: Greg R. Samuel, Esq.

greg.samuel@haynesboone.com

If to the Holder:

LSGC Holdings II LLC

c/o Pegasus Capital Advisors, L.P.

99 River Road

Cos Cob, CT 06807

Attention: Steven Wacaster

Tel: (212) 710-2509

Fax:

Email: SWacaster@pcalp.com

With a copy:

Akin Gump Strauss Hauer & Feld LLP

399 Park Ave

New York, NY 10022

Attention: Jeffrey Kochian

Tel: (212) 872-806

Fax: (212) 872-1002

Email: jkochian@akingump.com.

Each party shall provide five days’ prior written notice to the other party of any change in address or fax number or email address. Written confirmation of receipt (A) given by the recipient of any notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s fax machine or computer containing the time, date, recipient fax number or email address and an image of the first page of the fax transmission or the content of the email, or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of receipt.

Section 12. Amendment and Waiver. This Warrant may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Holder. No provision hereunder may be waived other than in a written instrument executed by the waiving party.

Section 13. Governing Law. This Warrant shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

Section 14. Restrictive Legends. At all times this Warrant, and until such time as a registration statement has been declared effective by the U.S. Securities and Exchange Commission or the Warrant Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities that can then be immediately sold, certificates for any Warrant Shares will, in addition to any legend required under applicable securities law, bear a restrictive legend substantially in the form set forth on the first page of this Warrant.

Section 15. Lock-Up Provision. If the Holder is not otherwise subject to a registration rights or other agreement that restricts the transfer of equity securities held by such Holder in connection with an underwritten offering by the Company of its equity securities for sale to the public (or otherwise obligates to the Holder to enter into an agreement that has the same effect), the Holder agrees that in the event the Company proposes to offer for sale to the public any of its equity securities and such Holder is requested by the Company and any underwriter engaged by the Company in connection with such offering to sign an agreement restricting the sale or other transfer of Warrant Shares, then it will promptly sign such agreement and will not transfer, whether in privately negotiated transactions or to the public in open market transactions or otherwise, any Warrant Shares or other securities of the Company held by him or her during such period as is determined by the Company and the underwriters, not to exceed 180 days following the closing of the offering (such period, the “Lock-Up Period”). Such agreement shall be in writing and in form and substance reasonably satisfactory to the Company and such underwriter and pursuant to customary and prevailing terms and conditions. Notwithstanding whether the Holder has signed such an agreement, the Company may impose stop-transfer instructions with respect to the Warrant Shares or other securities of the Company subject to the foregoing restrictions until the end of the Lock-Up Period.

***

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed as of January 3, 2014.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Thomas C. Shields
	Name:	Thomas C. Shields
	Title:	Chief Financial Officer

Agreed and Acknowledged on January 3, 2014.

LSGC HOLDINGS II LLC

By:	Pegasus Partners IV, L.P., its managing member

By:	Pegasus Investors IV, L.P., its general partner

By:	Pegasus Investors IV GP, L.L.C., its general partner

By:	/s/ Steven Wacaster
Name: Steven Wacaster
Title: VP

Signature Page to Warrant